Exhibit 5


                               THELEN REID & PRIEST LLP
                                 40 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019-4097




                                                             (212) 603-6780




                                             New York, New York
                                             September 27, 1999


          CompuMed, Inc.
          5777 West Century Boulevard
          Suite 1285
          Los Angeles, California 90045

          Gentlemen:

                    We have acted as counsel to CompuMed, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 4,452,594 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of the Company. The Shares consist of (i) 3,805,424 shares of Common Stock which are issuable upon the exercise of certain Common Stock Purchase Warrants which were issued upon the conversion of the Company's Class C 7% Convertible Preferred Stock, par value $.01 per share, and (ii) 647,170 shares of Common Stock which are issuable upon the exercise of certain Common Stock Purchase Warrants.

                    For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Certificate of Incorporation and By-Laws of the Company, as in effect on the date hereof; (iii) resolutions adopted by the Board of Directors of the Company relating to the approval of the issuance of the Convertible Preferred Stock, the issuance of the warrants under which the Shares are issuable (the "Warrants"), the execution and delivery of the agreements for the Warrants and the filing of the Registration Statement; (iv) the form of the Warrants; and (v) such other documents, certificates or other records as we have deemed necessary or appropriate.

                    Based upon the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that:

                    (1) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                    (2) The Board of Directors of the Company has taken such action as may be necessary to authorize the issuance of the Shares.

                    (3) The Shares have been duly authorized and will be validly issued and fully paid and non-assessable upon their issuance if the Warrants shall have been properly exercised and the exercise price shall have been paid in accordance with the respective terms therefore.

                    We are members of the Bar of the State of New York and do not hold ourselves out as experts concerning, or qualified to render opinions with respect to any laws other than the laws of the State of New York, the Federal laws of the United States and the General Corporation Law of the State of Delaware.

                    We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement.

                                             Very truly yours,

                                             /s/Thelen Reid & Priest LLP

                                             THELEN REID & PRIEST LLP